Exhibit 3.2

AMENDMENT NO. 5 TO
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SUNOCO LOGISTICS PARTNERS L.P.
August 28, 2015

This Amendment No. 5 (this “Amendment No. 5”) to the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. (the “Partnership”), dated as of January 26, 2010, as amended by Amendment No. 1 thereto dated as of July 1, 2011, Amendment No. 2 thereto dated as of November 21, 2011, Amendment No. 3 thereto dated as of June 12, 2014, and Amendment No. 4 thereto dated as of July 30, 2014 (as so amended, the “Partnership Agreement”), is hereby adopted effective as of August 28, 2015, by Sunoco Partners LLC, a Pennsylvania limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, Sections 13.1(a) and (l) of the Partnership Agreement provide that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change in the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership and to make any other amendment substantially similar to the foregoing; and
WHEREAS, on October 7, 2013, the General Partner filed a Certificate of Amendment to the Certificate of Limited Partnership of the Partnership, dated October 15, 2001, with the Secretary of State of the State of Delaware to change the registered agent of the Partnership and the registered office of the Partnership to Corporation Service Company and 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, respectively; and
WHEREAS, the principal place of business of the Partnership and the address of the General Partner, effective as of August 28, 2015, are 3807 West Chester Pike, Newtown Square, Pennsylvania 19073; and
WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment No. 5 to change (i) the registered agent of the Partnership and the registered office of the Partnership to Corporation Service Company and 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, respectively, and (ii) the principal place of business of the Partnership and the address of the General Partner, as each occurs throughout the Partnership Agreement, to 3807 West Chester Pike, Newtown Square, Pennsylvania 19073;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.    Amendments.
(a)    Section 2.3 is hereby amended and restated as follows:
Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine. The address of the General Partner shall be 3807 West Chester Pike, Newtown Square, Pennsylvania 19073 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
(b)    The second to last sentence of the introductory paragraph to Exhibit A is hereby amended and restated as follows:
Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073.
(c)    The first sentence of the Assignment of Common Units in Sunoco Logistics Partners L.P. Important Notice Regarding Investor Responsibilities Due to Tax Shelter Status of Sunoco Logistics Partners L.P. in the “[Reverse of Certificate]” portion of Exhibit A is hereby amended and restated as follows:
You have acquired an interest in Sunoco Logistics Partners L.P., 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, whose taxpayer identification number is 23-3096839.

Section 2.    Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    Applicable Law. This Amendment No. 5 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
Section 4.    Invalidity of Provisions. If any provisions of this Amendment No. 5 is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be effected thereby.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 5 has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO PARTNERS LLC

By:	/s/ KATHLEEN SHEA-BALLAY
Name:	Kathleen Shea-Ballay
Title:	Senior Vice President, General Counsel and Corporate Secretary